EXHIBIT 10.27

NOVADEL PHARMA INC. 1998 STOCK OPTION PLAN
NONQUALIFIED STOCK OPTION AGREEMENT

                AGREEMENT, made as of this 28th day of July, 2005, by and between NOVADEL PHARMA INC., a Delaware corporation having offices at 25 Minneakoning Road, Flemington, NJ 08822 (the “Company”) and WILLIAM F. HAMILTON, 242 Paoli Pike, Malvern, PA 19355 (the “Optionee”).

                WHEREAS, on June 15, 1998, the Board of Directors of the Company (the “Board”) adopted the NovaDel Pharma Inc. 1998 Stock Option Plan (the “Plan”), subject to approval by the stockholders of the Company by December 31, 1998; and

                WHEREAS, on November 23, 1998, the stockholders of the Company, at the Company’s Annual Meeting of Stockholders, approved the Board’s adoption of the Plan; and

                WHEREAS, on April 19, 2004, the stockholders of the Company, at the Company’s Annual Meeting of Stockholders, approved an amendment to the Plan that allowed the Company to grant additional shares under the Plan; and

                WHEREAS, on February 28, 2005, the Optionee was re-elected to the Board of Directors of the Company; and,

                WHEREAS, on February 28, 2005, the Optionee and the Company entered into a stock option agreement (“2005 Agreement”) in which the Optionee was granted options in the Company’s common stock; and

                WHEREAS,  the Company has determined that the options granted under the 2005 Agreement may give rise to compliance issues regarding the continued listing standards of the American Stock Exchange; and

                WHEREAS, the Optionee has executed a Disclosure and Release Agreement, a copy of which is attached hereto as Exhibit B, in which the Optionee has forever released the Company from any and all rights to the benefits granted the Optionee under his 2005 Agreement; and

                WHEREAS, the Optionee and the Company agree to exchange the Optionee’s options under the 2005 Agreement for options under the Plan; and

                WHEREAS, the grant of the within Options, which are to vest according to a schedule contained in this Agreement, have been authorized by the Board of Directors of the Company (the “Board”);

                NOW, THEREFORE, it is agreed:

1.	Date of Grant. The date of grant of this Option is July 28, 2005.

2.	Nature of the Option. This Option is a nonqualified Option issued pursuant to the terms of the Plan, pursuant to which Optionee is hereby granted the right, subject to the terms and conditions hereof, to purchase up to FIFTY THOUSAND (50,000) shares of the authorized but unissued common stock, par value $.001 per share, of the Company.

3.	Exercise Price. The exercise price is $1.41 for each share of Common Stock.

4.	Exercisability of Option. This Option shall be exercisable during its term as follows:

4.1	This Option shall vest and become exercisable in whole or in part to the extent of:

4.1.1 16,666 Option Shares on or after February 27, 2006; and

4.1.2 16,667 Option Shares on or after February 27, 2007; and,

4.1.3 16,667 Option Shares on or after February 27, 2008.

4.2	This Option may not be exercised for a fraction of a share.

4.3	After a portion of the Option becomes exercisable it shall remain exercisable except as otherwise provided herein, until the close of business on February 27, 2010.

5.	Method of Exercise.

5.1	Notice to the Company. The Option shall be exercised in whole or in part by written notice in substantially the form attached hereto as Exhibit A directed to the Company at its principal place of business accompanied by full payment as hereinafter provided of the exercise price for the number of Option Shares specified in the notice.

5.2	Delivery of Option Shares. The Company shall deliver a certificate for the Option Shares to the Optionee as soon as practicable after payment therefore.

5.3	Payment of Purchase Price.

5.3.1	Cash Payment. The Optionee shall make all payments by wire transfer, certified or bank check, in each case payable to the order of the Company; the Company shall not be required to deliver certificates for Option Shares until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof.

5.3.2	Payment of Withholding Tax. Any required withholding tax shall be paid in cash or certified or bank check.

5.3.3	Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation C”) as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

6.	Optionee’s Representations. The Optionee hereby represents and warrants to the Company that:

6.1	Investment Intent. The Optionee is acquiring the Option and shall acquire the Option Shares for his own account and not with a view towards the distribution thereof.

6.2	Option Shares Restricted. The Optionee understands that the Optionee must, for an indefinite period of time, bear the economic risk of the investment in the Option Shares, which cannot be sold by him unless they are registered under the Securities Act of 1933, as amended (the “1933 Act”) or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act.

6.3	Access to Information. In his position with the Company, the Optionee has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information contained in the Company’s offering documents.

6.4	Transfer Restrictions. The Optionee is aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein.

6.5	Legends. Unless the Option Shares delivered upon exercise are registered under the 1933 Act, the certificates evidencing the Option Shares shall bear the following legends:

“The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under the 1933 Act.”

“The shares represented by this certificate have been acquired pursuant to a Stock Option Agreement, dated as of July 28, 2005, a copy of which is on file with the Company, and may not be transferred, pledged or disposed of except in accordance with the terms and conditions thereof.”

7.	Withholding Tax. Not later than the date as of which an amount first becomes includable in the gross income of the Optionee for Federal income tax purposes with respect to the Option, the Optionee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. The obligations of the Company under the Plan and pursuant to this Agreement shall be conditional upon such payment or arrangements with the Company and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee from the Company.

8.	Death or Disability of Optionee. This Option shall survive the death or Disability of the Optionee, and shall bind and inure to the benefit of the Optionee’s heirs, executors, administrators of personal representatives. The one-year exercise period restriction contained in the Plan shall not apply. For purposes of this Agreement, “Disability” means (1) the inability by the Optionee to engage in a substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) the Optionee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

9.	Termination of Directorship. If the Optionee ceases to serve as a Director of the Company, Optionee may exercise this Option, to the extent Optionee was entitled to exercise it at the date of Termination. The three-month exercise period restriction contained in the Plan shall not apply. If, however, Optionee’s directorship is terminated by the Company For Cause, this Option shall become void effective upon the act of Termination For Cause. For purposes of this Agreement, Termination For Cause includes:

(1)	the willful failure, neglect or refusal by the Optionee to perform his duties hereunder;

(2)	any willful, intentional or grossly negligent act by the Optionee having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by the President of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(3)	willful misconduct by the Optionee, including insubordination, in respect of the duties or obligations of the Optionee under this Agreement;

(4)	the Optionee’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(5)	the determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Optionee engaged in some form of harassment protected by law (including, without limitation age, sex or race discrimination); or

(6)	Any misrepresentation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or a felony).

10.	Non-Transferability of Option. This Option may not be transferred in any manner without the Optionee obtaining the express written consent of the Company prior to the proposed transfer.

11.	Term of Option. This Option may not be exercised more than five (5) years from February 28, 2005, and may be exercised during such term only in accordance with the terms of this Option Agreement.

12.	Restriction on Transfer of Option Shares. Anything in this Agreement to the contrary notwithstanding, the Optionee hereby agrees that it shall not sell, transfer by any means or otherwise dispose of the Option Shares acquired by it without registration under the 1933 Act, or in the event that they are not so registered, unless (i) an exemption from the 1933 Act registration requirements is available thereunder, and (ii) the Optionee has furnished the Company with notice of such proposed transfer and the Company’s legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt.

13.	Miscellaneous.

13.1	Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the Company at its principal executive office and to the Optionee at his address set forth above, or to such other address as either party shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

13.2	Plan Paramount; Conflicts with Law. This Agreement and the Option shall, in all respects, be subject to the terms and conditions of the Plan, whether or not stated herein. In the event of a conflict between the provisions the Plan and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling. All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

13.3	Stockholder Rights. The Optionee shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued after the due exercise of the Option.

13.4	Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

13.5	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended except by writing executed by the Optionee and the Company.

13.6	Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

13.7	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions).

13.8	Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

                IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

NOVADEL PHARMA INC. (a Delaware corporation)

By:	/S/ GARY A. SHANGOLD
Gary A. Shangold, M.D., President and CEO

Optionee acknowledges receipt of a copy of the Plan, a copy of which is attached hereto, and represents that the Optionee is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.

/S/ WILLIAM F. HAMILTON
William F. Hamilton, Optionee

EXHIBIT A

FORM OF NOTICE OF EXERCISE OF OPTION

Date

NovaDel Pharma Inc.

Attention:	Board of Directors

	Re:	NovaDel Pharma Inc.
Purchase of Option Shares

Gentlemen:

                In accordance with the Stock Option Agreement dated as of July 28, 2005 (“Agreement”) between WILLIAM F. HAMILTON (“Optionee”) and NovaDel Pharma Inc. (the “Company”), the Optionee hereby irrevocably elects to exercise the right to purchase ____________ shares of the Company’s common stock, par value $.001 per share (“Common Stock”), which are being purchased for investment and not for resale. All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

As payment for my shares, enclosed is (check and complete applicable box[es]):

☐	a [certified check] [bank check] payable to the order of “NovaDel Pharma Inc.” in the sum of $____________;

☐	confirmation of wire transfer in the amount of $____________and/or

               The Optionee hereby represents, warrants to, and agrees with, the Company that

                   (i)       The Optionee is acquiring the Option Shares for his own account for investment purposes only and not with a view to, or for the resale in connection with any “distribution” thereof for purposes of the Securities Act of 1933 (the “1933 Act”);

                   (ii)      The Optionee is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. The Optionee has received a copy of all reports and documents required to be filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) within the last 24 months and all reports issued by the Company to its stockholders;

                   (iii)     The Optionee understands that he must bear for an indefinite period of time the economic risk of an investment in the Option Shares, which cannot be sold by him unless they are registered under the 1933 Act or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act;

                   (iv)      In his position with the Company, the Optionee has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possess or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to clause (ii) above;

                   (v)       The Optionee is aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein;

                   (vi)      The Optionee’s rights with respect to the Option Shares shall, in all respects, be subject to the terms and conditions of the Plan and this Agreement; and

                   (vii)     Unless the shares delivered upon exercise are registered under the 1933 Act, the certificates evidencing the shares shall bear the following legends:

“The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.”

“The shares represented by this certificate have been acquired pursuant to a Stock Option Agreement, dated as of July 28, 2005, a copy of which is on file with the Company, and may not be transferred, pledged or disposed of except in accordance with the terms and conditions thereof.”

                   (viii)    The Optionee is familiar with the provisions of Rule 144, promulgated under the 1933 Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including, among other things: (1) the availability of certain public information about the Company; (2) the resale occurring not less than one year after the party has purchased, and made full payment within the meaning of Rule 144, for the securities to be sold; and, in the case of an affiliate, or of a non-affiliate who has held the securities less than three years, (3) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Exchange Act) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated in Rule 144, if applicable.

                   (ix)       The Optionee further understands that at the time he decides to sell the securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, the Optionee would be precluded from selling the securities under Rule 144 even if the two-year minimum holding period is satisfied.

                   (x)        The Optionee further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the 1933 Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

Kindly forward to me my certificate at your earliest convenience.

Very truly yours,

(Signature)	(Address)

(Print Name)

(Social Security Number)

EXHIBIT B

DISCLOSURE AND RELEASE AGREEMENT
RELATED TO THE EXCHANGE OF
NON-PLAN OPTIONS FOR
STOCK OPTIONS UNDER THE
NOVADEL PHARMA INC. 1998 STOCK OPTION PLAN

You entered into a Non-Plan Nonqualified Stock Option Agreement with NovaDel Pharma Inc. (the “Company”) on February 28, 2005 (“2005 Agreement”). Under the terms of the 2005 Agreement you were issued an option under a “nonqualified non-plan” in FIFTY THOUSAND (50,000) SHARES of the Company’s common stock, par value $.001 per share.

The Company has since determined that the Company’s issuance of such options could give rise to compliance issues regarding the continued listing standards of the American Stock Exchange and the Company therefore desires to cancel the non-plan options issued since May 11, 2004, under the nonqualified non-plan. The Company proposes to issue you new options under the existing NovaDel Pharma Inc. 1998 Stock Option Plan (“1998 Plan”).

The terms of the 1998 Plan and the form agreement thereto are not identical to the terms of the 2005 Agreement. The below summary outlines the differences between the 2005 Agreement and the 1998 Plan Stock Option Agreement that the Company proposes to enter into with you (“Agreement”). Unless otherwise defined herein, all capitalized terms are defined in either the Agreement or the 1998 Plan. You should carefully read the 2005 Agreement and the 1998 Plan attached to your Agreement and consider all of the information provided in this Disclosure. You are encouraged to consult your own legal counsel before entering into the Agreement offered to you along with this Disclosure and Release.

SUMMARY OF YOUR 1998 PLAN STOCK OPTION AGREEMENT

1.	You are granted an option for fifty thousand shares of the Company’s common stock. The Option is for the same number of shares and is the same class of the Company’s stock as your existing option under the 2005 Agreement (“Non-Plan Option”).

2.	The exercise price is $1.41 for each share of common stock you purchase under the Agreement. The exercise price is the same exercise price as under your 2005 Agreement.

3.	Your Option under the 1998 Plan will have the same vesting schedule as your Non-Plan Option. Your vesting schedule is:

a.	16,666 Option shares vest on or after February 27, 2006;
b.	16,667 Option shares vest on or after February 27, 2007;
c.	16,667 Option shares vest on or after February 27, 2008.

4.	The Option under your Agreement will expire on February 27, 2010. The term of your Option is the same as the term of your existing Non-Plan Option.

5.	Similar to the terms of your Non-Plan Option, if your directorship terminates other than “For Cause” (as defined in your Agreement) or due to your death or Disability (as defined in your Agreement), your vested Options as of the date of such termination shall continue to be exercisable by you under the terms of the 1998 Plan and your Agreement.

6.	Similar to the terms of your 2005 Agreement, if your directorship is terminated For Cause, as defined in your Agreement, then you forfeit your Option under your Agreement.

7.	Similar to the terms of your Non-Plan Option, if your directorship terminates due to your death or Disability, your Options are deemed to vest and remain exercisable pursuant to the terms of your Agreement.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN
YOUR 2005 AGREEMENT AND YOUR
1998 PLAN STOCK OPTION AGREEMENT

1.	Your Agreement provides that upon your death or Disability, your Options may continue to be exercised for the term of your Option as set forth in your Agreement. Your Option expires on February 27, 2010. The 2005 Agreement did not define Disability. The Agreement provides a definition of Disability in Section 8.

2.	“For Cause” is defined in your Agreement in Section 10. For Cause was not defined in your 2005 Agreement.

RELEASE AND DISCHARGE

The undersigned, his successors and assigns do hereby give up any and all of his rights in the 2005 Agreement entered into between the undersigned and the Company on February 28, 2005 and does hereby release, acquit and forever discharge the Company from any and all actions, causes of actions, claims, damages, liabilities, costs and all claims of any nature or kind whatsoever for economic loss or otherwise, known or unknown, due to the exchange of the undersigned’s Non-Plan Options for an Option under the 1998 Plan. The undersigned states, pursuant to his signature hereunder, that he has read and fully understands this release and that he has the opportunity to consult his own legal counsel before entering into this release.

/S/ WILLIAM F. HAMILTON	/S/ GARY A. SHANGOLD
William F. Hamilton, Optionee	Gary A. Shangold, M.D.,
President and CEO